Exhibit 99

NEWS RELEASE

Contact: Leanne Kassab

Marketing Dept.

814-765-9621

FOR IMMEDIATE RELEASE

OWENS RETIRES AS CHAIRMAN OF THE BOARD OF CNB FINANCIAL CORPORATION

Clearfield, Pennsylvania - December 7, 2007

The Board of Directors of CNB Financial Corporation and CNB Bank announce the retirement of Chairman of the Board, William R. Owens, following over 24 years as a director of the Corporation and the Bank and nine years serving as chairman of the board. Mr. Owens' retirement results from the age-based retirement policy of the Corporation.

William Owens started his banking career with CNB Bank (formerly "County National Bank") in 1959 following his duties with the United States Navy. Mr. Owens has been a director of the Corporation since 1983 and became president of CNB Bank and vice president of CNB Financial Corporation in 1991. He retired from active management in 1993 but has remained on both boards and served on various committees ever since.

In July, 1998, Mr. Owens was named Chairman of the Board by his fellow directors. Goals for the corporation at that time were to expand the Corporation's subsidiary base in addition to CNB Bank; to develop other financial service providers; and to keep a strong focus on continuing excellent shareholder returns and offering customers efficient and friendly community banking.

In acknowledgment of Mr. Owens' service, "Mr. Owens has been and always will be an important part of CNB.  Over the years, he has passed on invaluable knowledge and experience," Dennis L. Merrey, newly elected Chairman of the board went on to say, "Bill's forty-eight years of banking experience and the resulting expertise, along with his willingness to share and mentor others with sound advice, has been a tremendous asset to CNB.  On behalf of my fellow directors, management, and staff of CNB, we wish Bill the best in his retirement."